                                                                EX-99.B(6)(c)





                              FLAG INVESTORS FUNDS
                                One South Street
                         Baltimore, Maryland 21202-3220

                         SHAREHOLDER SERVICING AGREEMENT

                              ______________, 19__

Gentlemen:

         We wish to enter into this Shareholder Servicing Agreement with you concerning the provision of support services to your clients and customers ("Customers") who may from time to time beneficially own shares of our common stock ("Shares").

         The terms and conditions of this Servicing Agreement are as follows:

         Section 1. (a) You agree to provide the following services to Customers who may from time to time beneficially own Shares: (i) aggregating and processing purchase and redemption requests for Shares from Customers and placing net purchase and redemption orders with our distributor; (ii) processing dividend payments from us on behalf of Customers; (iii) providing information periodically to Customers showing their positions in Shares; (iv) arranging for bank wires; (v) responding to Customer inquiries relating to the services performed by you; (vi) providing subaccounting with respect to Shares beneficially owned by Customers; (vii) as required by law, forwarding shareholder communications from us (such as proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices) to Customers; and (viii) providing such other similar services as we may reasonably request to the extent you are permitted to do so under applicable statutes, rules or regulations. You will provide to Customers a schedule of any fees that you may charge directly to them for such services. You hereby represent that such fees are not unreasonable or excessive. Shares purchased by you on behalf of Customers will be registered with our transfer agent in your name or in the name of your nominee. The Customer will be the beneficial owner of Shares purchased and held by you in accordance with the Customer's instructions ("Customers' Shares") and the Customer may exercise all rights of a shareholder of the Fund.

                    (b) You agree that you will (i) maintain all records required by law relating to transactions in Shares and, upon our request, promptly make such of these records available to us as we may reasonably request in connection with our operations, and (ii) promptly notify us if you experience any difficulty in maintaining the records described in the foregoing clauses in an accurate and complete manner.

         Section 2. You will provide such office space and equipment, telephone facilities and personnel (which may be a part of the space, equipment and facilities currently used in your business, or any personnel employed by you) as may be reasonably necessary or beneficial in order to provide the aforementioned services to Customers.

         Section 3. Neither you nor any of your officers, employees, agents or assignees are authorized to make any representations concerning us or Shares except those contained in our then current prospectus for such Shares, copies of which will be supplied by us to you, or in such supplemental literature or advertising as may be authorized by us in writing.

         Section 4. For all purposes of this Agreement, you will be deemed to be an independent contractor and will have no authority to act as agent for us in any matter or in any respect. You may, upon prior written notice to us, delegate your responsibilities hereunder to another person or persons; provided, however, that notwithstanding any such delegation, you will remain responsible for the performance of all your responsibilities under this Agreement. By your written acceptance of this Agreement, you agree and do release, indemnify and hold us harmless from and against any and all direct or indirect liabilities or losses resulting from requests, directions, actions or inactions of or by you and your offices, employees, agents or assigns regarding your responsibilities hereunder or the purchase, redemption, transfer or registration of Shares by or on behalf of Customers. You and your employees will, upon request, be available during normal business hours to consult with us or our designees concerning the performance of your responsibilities under this Agreement.

         Section 5. In consideration of the services and facilities provided by you hereunder, we will cause our distributor to pay you, and you will accept as full payment therefore, a fee (as we may determine from time to time in writing) computed as a percentage of the average daily net assets of the Customers' Shares held of record by you from time to time, which fee will be computed daily and payable no less often than annually. For purposes of determining the fees payable under this Section 5, the average daily net assets of the Customer's Shares will be computed in the manner specified in our registration statement (as the same is in effect from time to time) in connection with the computation of the net asset value of Shares for purposes of purchases and redemptions. The fee rate stated above may be prospectively increased or decreased by us or by our distributor, at any time upon notice to you. Further, we may, in our discretion and without notice, suspend or withdraw the sale of Shares, including the sale of such shares to you for the account of any Customer or Customers.

         Section 6. You will furnish us or our designees with such information relating to your performance under this Agreement as we or they may reasonably request (including, without limitation, periodic certifications confirming the provision to Customers of the services described herein), and shall otherwise cooperate with us and our designees (including, without limitation, any auditors designated by us), in connection with the preparation of reports to our

Board of Directors concerning this Agreement and the monies paid or payable by us pursuant hereto, as well as any other reports or filings that may be required by law.

         Section 7. We may enter into other similar services agreements with any other person or persons without your consent.

         Section 8. This Agreement will become effective on the date a fully executed copy of this Agreement is received by us or by our distributor, and is terminable, without penalty, at any time by us or by you upon ten days' notice to the other party hereto and shall automatically terminate in the event of its assignment, as that term is defined in the Investment Company Act of 1940, as amended.

         Section 9. This Agreement will be construed in accordance with the laws of the State of Maryland.

         Section 10. All notices and other communications to either you or us will be duly given if mailed, telegraphed, telexed, or transmitted by similar telecommunications device, if to us at the address below, and if to you, at the address specified by you after your signature below:

                             ICC Distributors, Inc.
                                  P.O. Box 7558
                              Portland, Maine 04101
                           Attention: Dealer Services

         If you agree to be legally bound by the provisions of this Agreement, please sign a copy of this letter where indicated below and promptly return it to us at the address set forth in Section 10 above.



                                         Very truly yours,
                                         ICC DISTRIBUTORS, INC.


                                         By:
                                             --------------------------------
                                             Richard C. Butt, Vice President

                                         Confirmed and Accepted:

                                         Firm Name:
                                                    -------------------------
                                         By:
                                                    -------------------------
                                         Address:
                                                    -------------------------

                                                    -------------------------
                                         Date:
                                                    -------------------------